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      SYNTHETECH, INC. DECLARES DIVIDEND DISTRIBUTION OF
                     SHARE PURCHASE RIGHTS


     Albany, Oregon, July 24, 1998--The Board of Directors of Synthetech, Inc. adopted a shareholder rights agreement designed to protect shareholders from coercive takeover tactics. In making its announcement, the Company said it is not aware of any effort to gain control of the Company.


     Under the agreement, each shareholder of record as of August 4, 1998, will receive a dividend of one purchase right for each share of the Company's outstanding common stock.

     M. "Sreeni" Sreenivasan, a Director, President, and Chief Executive Officer of Synthetech, Inc., stated: "The Rights are designed to assure that all of Synthetech's shareholders receive fair and equal treatment in the event of any attempted takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Synthetech without all shareholders receiving a pro rata portion of the control premium."

     The rights are similar to those adopted by many public companies. The rights will be exercisable only if a person or group acquires 15% or more of Synthetech's outstanding common stock or announces a tender offer that would result in ownership by a person or group of 15% or more of the outstanding common stock. Details of the rights are outlined in the Company's filings with the Securities and Exchange Commission and in a letter and summary of rights that will be mailed to shareholders shortly after the August 4, 1998 record date.

     The Rights are intended to enable all Synthetech's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     Synthetech's Peptide Building Blocks are used by pharmaceutical companies to make a wide range of peptide-based drugs under development as potential therapies for AIDS, cancer, cardiovascular and other diseases.

MORE INFORMATION:
Web site:  http://www.synthetech.com
E-mail:  investor@synthetech.com
M. "Sreeni" Sreenivasan, President & CEO     (541) 967-6575
Charlie Williams, CFO                        (541) 967-6575